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                                                                     EX-99.B(11)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our report dated January 26, 1996 on our audit of the financial statements and financial highlights of Flag Investors Telephone Income Fund, Inc. in the Statement of Additional Information with respect to Post-Effective Amendment No. 19 to the Registration Statement (No. 2-87336) on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of Flag Investors Telephone Income Fund, Inc. We also consent to the reference to our Firm under the headings "General Information" and "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 6, 1996